Liquid Holdings Announces Board Transition

NEW YORK, April 21, 2014 (GLOBE NEWSWIRE) — Liquid Holdings Group, Inc. (Nasdaq:LIQD), a provider of a single platform that integrates order, execution, and risk management as well as reporting and shadow NAV in the cloud for the financial services community, today announced that co-founder Brian Ferdinand has stepped down as Vice Chairman of the company's Board of Directors and Head of Corporate Strategy. Mr. Ferdinand will remain a strategic advisor to the company under a consulting agreement and has agreed to a voluntary one-year lock-up on his holdings of the company's common stock until April 17, 2015. The company has already initiated a search to fill Mr. Ferdinand's seat on the Board of Directors.

"My time at Liquid Holdings from its founding to the present has been tremendously rewarding. The company has grown rapidly and I am confident that the Board and Brian Storms will continue to guide Liquid into an exciting and successful future," said Brian Ferdinand. "I believe that Brian and his team will be the driving force for Liquid going forward and I will remain available to help them do that in any way that I can," he added.

"We are extremely grateful to Brian for his vision, strategic insight and dedication, which were key factors in the company's early success and look forward to his continued contributions as a strategic advisor," said Brian Storms, Chief Executive Officer. "As Liquid enters the next phase of its growth strategy, we are focused on strengthening our Board with appointments that further expand our base of software technology expertise," added Storms.

About Liquid Holdings Group

Liquid Holdings Group, Inc. (Nasdaq:LIQD) is a cloud-based technology and managed services provider to the global hedge fund and active trading markets. Liquid's solutions are delivered efficiently and securely through the cloud in a SaaS model. The Liquid platform was purpose built to manage the entire trade lifecycle by seamlessly integrating multi-currency, multi-asset trade order management and execution with real-time risk, portfolio management and shadow account reporting through a single solution. The Company offers the Liquid platform or any of its components on a subscription basis to hedge fund managers, asset managers, family offices and financial institutions worldwide.

Headquartered in New York City, Liquid Holdings Group was formed in 2012. For more information, please visit www.liquidholdings.com.

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